Exhibit 99.1

LINN ENERGY ANNOUNCES SECOND QUARTER 2011 RESULTS

HOUSTON, July 28, 2011 – LINN Energy, LLC (NASDAQ: LINE) announced today financial and operating results for the three months and six months ended June 30, 2011, and its outlook for the remainder of 2011.

The Company reports the following significant second quarter results:

•	Five percent quarterly cash distribution increase to $0.69 per unit, or $2.76 per unit on an annualized basis;

•	Distribution coverage ratio of 1.42x, excluding 5 percent distribution increase (1.36x, including distribution increase);

•	Average daily production of 358 MMcfe/d, an increase of 40 percent over second quarter 2010;

•	Adjusted EBITDA of $264 million, an increase of more than 50 percent over second quarter 2010; and

•	Adjusted net income per unit of $0.47.

The Company also reports the following significant second quarter highlights:

•	Closed acquisitions totaling $621 million, including:

–	Two previously announced bolt-on acquisitions in the Permian Basin for a combined contract price of $238 million;

–	Two previously announced Williston Basin bolt-on acquisitions for a combined contract price of $163 million; and

–	Texas Panhandle and Oklahoma acquisition for a contract price of $220 million;

•	Completed a $750 million offering of 6.50 percent senior notes due 2019;

•	Repurchased a total of $41 million of its 11.75 percent senior notes due 2017 and 9.875 percent senior notes due 2018;

•
Strengthened commodity hedge portfolio, with current expected natural gas production hedged at approximately 100 percent through 2015 and oil production hedged at approximately 100 percent through 2013 and 80 percent in 2014 and 2015; and

•	Revised 2011 guidance implies average coverage of approximately 1.25x for the full year 2011, including the 5 percent distribution increase.

“We have already closed more than $850 million in acquisitions, setting a strong pace for the year.  In addition, our organic growth program is on track to deliver an estimated 30 percent growth year-over-year,” said Mark E. Ellis, President and Chief Executive Officer.  “Our strong second quarter results, coupled with our projected future growth, positioned us to raise our distribution by 5 percent.  This is the second time we have raised the distribution in the last nine months, and represents a 10 percent increase since the second quarter 2010.”

Cash Distributions

On July 26, 2011, the Company’s Board of Directors declared a quarterly cash distribution of $0.69 per unit, or $2.76 per unit on an annualized basis, with respect to the second quarter 2011.  This distribution represents an increase of approximately 5 percent over the first quarter distribution of $0.66 per unit.  The distribution will be payable August 12, 2011, to unitholders of record at the close of business August 5, 2011.

Operational Highlights

Granite Wash Activity Update

LINN continued its active drilling program in the Granite Wash, where it drilled six wells during the second quarter.  LINN now has 19 operated horizontal wells producing and 11 additional operated wells either drilling, completing or awaiting completion.  In addition, the Company owns working interest in 18 non-operated horizontal producing wells with eight additional non-operated wells in progress.  The Company’s net production from the horizontal Granite Wash program during the second quarter averaged approximately 51 MMcfe/d, up from 36 MMcfe/d during the first quarter 2011.  Initial production rates from the Company’s operated wells averaged 19 MMcfe/d, which exceeds LINN’s forecast of 15 MMcfe/d.

Extreme weather in several of our key operating regions led to reduced production volumes in June.  Strong production performance in April and May more than offset these reduced volumes.  Record high temperatures experienced to date in the third quarter continue to impact production.  These impacts are incorporated into guidance for the third quarter and full year 2011.

In the Granite Wash, LINN is constructing a 63-mile pipeline and gathering system that will ensure adequate capacity for delivery of its production to multiple natural gas processing facilities.  This system will reduce compression bottlenecks and downstream processing facility disruptions, such as those that occurred as a result of record high temperatures.  LINN also constructed a water management system for use in its Granite Wash horizontal completions.  The system will enable the Company to recycle and reuse water used for fracture stimulation.  This should reduce the amount of fresh water usage by 50 to 60 percent.

“These are just a few examples of the strategic approach LINN is taking to ensure the long-term success of the Granite Wash development program, which is a key component of our future growth,” said Arden Walker, Chief Operating Officer.  “This approach will yield numerous operational efficiencies and provide significant cost savings over the life of the program.”

Permian Basin Activity Update

During the second quarter, LINN drilled 24 operated wells and further expanded its position in the Permian Basin through additional acquisitions.  Since entering this basin in 2009, the Company closed and integrated 14 acquisitions of Permian Basin properties totaling more than $1 billion.  The Company’s Permian Basin average production was approximately 12,500 Boe/d during the second quarter 2011, up from 9,700 Boe/d during the first quarter 2011.

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.

Second Quarter 2011 Results

LINN increased production to an average of 358 MMcfe/d in the second quarter 2011, an increase of 40 percent over 256 MMcfe/d in the second quarter 2010.

During the second quarter 2011, the Company’s hedged realized average price was $90.03 per Bbl.  This is $8.20 per Bbl less than its unhedged realized average price of $98.23 per Bbl.  The hedged realized average price for natural gas was $8.39 per Mcf for the second quarter 2011.  This is a $3.78 per Mcf benefit from the Company’s hedge positions over its unhedged realized average price of $4.61 per Mcf.  Realized average price for NGL production was $43.77 per Bbl for the second quarter 2011.

Lease operating expenses for the second quarter 2011 were approximately $56 million, or $1.73 per Mcfe, compared to $38 million, or $1.65 per Mcfe, in the second quarter 2010.  Transportation expenses for the second quarter 2011 were approximately $6 million, or $0.20 per Mcfe, compared to $5 million, or $0.23 per Mcfe, in the second quarter

2010.  Taxes, other than income taxes for the second quarter 2011 were approximately $20 million, or $0.62 per Mcfe, compared to $10 million, or $0.45 per Mcfe, during the second quarter 2010.  General and administrative expenses, excluding unit-based compensation expenses, for the second quarter 2011 were approximately $26 million, or $0.81 per Mcfe, compared to $20 million, or $0.86 per Mcfe, in the second quarter 2010.  Depreciation, depletion and amortization expenses for the second quarter 2011 were approximately $79 million, or $2.44 per Mcfe, compared to $58 million, or $2.49 per Mcfe, in the second quarter 2010.

For the second quarter 2011, the Company’s distribution coverage ratio was 1.42x, excluding the 5 percent distribution increase (1.36x, including the distribution increase).  The Company generated adjusted EBITDA (a non-GAAP financial measure) of $264 million for the second quarter 2011, compared to $175 million in the second quarter 2010.

Adjusted EBITDA is a measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to net income (loss) is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives and depreciation, depletion and amortization.

LINN utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The Company reported gains on derivatives from oil and natural gas hedges of approximately $205 million for the quarter.  This includes $163 million of noncash gains from the change in fair value of hedge positions, due to a decrease in commodity prices, and realized hedge gains of $42 million during the second quarter.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the Company’s ability to pay cash distributions.

For the second quarter 2011, the Company reported net income of $237 million, or $1.34 per unit, which includes a noncash gain of $163 million, or $0.93 per unit, from the change in fair value of hedges covering future production, and a loss of $10 million, or $0.06 per unit, on extinguishment of debt.  Excluding these items, adjusted net income (a non-GAAP financial measure) for the second quarter 2011 was $83 million, or $0.47 per unit (see Schedule 2).

Adjusted net income is presented as a measure of the Company’s operational performance from oil and natural gas properties, prior to derivative gains and losses, impairment of goodwill and long-lived assets, loss on extinguishment of debt and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period.  A reconciliation of adjusted net income to net income (loss) is provided in this release (see Schedule 2).

Financial Update

During the second quarter 2011, the Company issued $750 million aggregate principal amount of 6.50 percent senior unsecured notes due 2019.  The net proceeds from this offering, which closed May 13, 2011, were used to fund acquisition activity and repay in full all debt outstanding under the Company’s revolving credit facility.  Also during the second quarter, LINN retired $17 million of its 11.75 percent senior notes due 2017 and $24 million of its 9.875 percent senior notes due 2018.  As of June 30, LINN had an undrawn credit facility and approximately $70 million of cash on the balance sheet, which puts LINN in an excellent position to continue to acquire more mature assets across the U.S.

LINN expanded its hedge positions for 2011 through 2015 during the second quarter 2011.  Based on current production estimates, approximately 100 percent of its natural gas production is hedged through 2015 and 100 percent of its oil production is hedged through 2013.  Additionally, 80 percent of its oil production is hedged in 2014 and 2015.  For full year 2011, the Company is hedged at a weighted average oil price of $85.70 per Bbl and a weighted average natural gas price of $8.24 per Mcf.

Acquisitions

Year-to-date 2011, the Company closed acquisitions for a total combined contract price of $857 million.  Combined, these transactions have the following characteristics:

–	Net production of approximately 6,700 Boe/d;
–	Greater than 75 percent oil and NGLs;
–	Proved reserves of approximately 41 MMBoe; and
–	Potential for significant organic growth.

During the second quarter, the Company closed two previously announced acquisitions of oil and natural gas properties in the Permian Basin for a combined contract price of $238 million and two previously announced acquisitions of oil and natural gas properties in the Williston Basin for a combined contract price of $163 million, for a total of $401 million.

On May 9, 2011, the Company announced an acquisition in the Cleveland Play for a contract price of $220 million, and closed the acquisition in June 2011.  This acquisition enhances the Company’s position in the Texas Panhandle and Oklahoma areas, and added proved reserves of approximately 10 MMBoe, net production of approximately 2,700 Boe/d, and more than 165 proved low-risk infill drilling locations.

Conference Call and Webcast

As previously announced, management will host a teleconference call July 28, 2011, at 10 a.m. Central/11 a.m. Eastern to discuss LINN Energy’s second quarter 2011 results and its outlook for the remainder of 2011.  Prepared remarks by Mark E. Ellis, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 85214461) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (855) 859-2056 (Conference ID: 85214461) for a seven-day period following the call.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 2.8 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010 (pro forma for closed 2011 acquisitions).  More information about LINN Energy is available at www.linnenergy.com.

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Estimates of proved reserves of completed acquisitions included in this press release were calculated as of the effective dates of the acquisitions using forward strip oil and natural gas prices.  These estimates of proved reserves differ from those prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

Contacts:	LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

The financial summary follows; all amounts within are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of goodwill and long-lived assets;
•	Write-off of deferred financing fees and other;
•	(Gains) losses on sale of assets and other, net;
•	Provision for legal matters;
•	Loss on extinguishment of debt;
•	Unrealized (gains) losses on commodity derivatives;
•	Unrealized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of net income (loss) to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)

Net income (loss)	$237,109	$59,786	$(209,573)	$125,096
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	29,308	13,126	36,359	18,517
Interest expense, cash	61,591	17,941	125,181	39,693
Interest expense, noncash	770	28,028	644	33,929
Depreciation, depletion and amortization	79,345	57,941	145,711	107,132
Write-off of deferred financing fees and other	1,189	2,076	1,189	2,076
(Gains) losses on sale of assets and other, net	(93)	256	(916)	670
Provision for legal matters	248	—	740	—
Loss on extinguishment of debt	9,810	—	94,372	—
Unrealized (gains) losses on commodity derivatives	(163,434)	(40,631)	261,851	(74,131)
Unrealized gains on interest rate derivatives	—	(41,030)	—	(25,889)
Realized losses on interest rate derivatives	—	—	—	8,021
Realized losses on canceled derivatives	—	74,275	—	74,275
Unit-based compensation expenses	5,543	3,265	11,181	7,400
Exploration costs	550	155	995	4,016
Income tax (benefit) expense	1,670	(215)	5,868	5,677
Adjusted EBITDA	$263,606	$174,973	$473,602	$326,482

The following presents a reconciliation of net cash provided by operating activities to adjusted EBITDA:

Net cash provided by operating activities for the three months ended June 30, 2011, was approximately $196 million and includes cash interest payments of approximately $61 million and other items totaling approximately $7 million that are not included in adjusted EBITDA.  Net cash used in operating activities for the three months ended June 30, 2010, was approximately $(5) million and includes cash interest payments of approximately $18 million, premiums paid for commodity derivatives of approximately $76 million, realized losses on canceled derivatives of approximately $74 million and other items totaling approximately $12 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the six months ended June 30, 2011, was approximately $304 million and includes cash interest payments of approximately $124 million and other items totaling approximately $46 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the six months ended June 30, 2010, was approximately $75 million and includes cash interest payments of approximately $39 million, cash settlements on interest rate derivatives of approximately $11 million, premiums paid for commodity derivatives of approximately $91 million, realized losses on canceled derivatives of approximately $74 million and other items totaling approximately $36 million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss) or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of goodwill and long-lived assets, loss on extinguishment of debt and (gains) losses on sale of assets, net.

The following presents a reconciliation of net income (loss) to adjusted net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except per unit amounts)

Net income (loss)	$237,109	$59,786	$(209,573)	$125,096
Plus:
Unrealized (gains) losses on commodity derivatives	(163,434)	(40,631)	261,851	(74,131)
Unrealized gains on interest rate derivatives	—	(41,030)	—	(25,889)
Realized losses on canceled derivatives	—	74,275	—	74,275
Loss on extinguishment of debt	9,810	—	94,372	—
(Gains) losses on sale of assets, net	(128)	233	(986)	647
Adjusted net income	$83,357	$52,633	$145,664	$99,998

Net income (loss) per unit – basic	$1.34	$0.41	$(1.25)	$0.90
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	(0.93)	(0.27)	1.56	(0.52)
Unrealized gains on interest rate derivatives	—	(0.28)	—	(0.19)
Realized losses on canceled derivatives	—	0.50	—	0.53
Loss on extinguishment of debt	0.06	—	0.56	—
(Gains) losses on sale of assets, net	—	—	(0.01)	—
Adjusted net income per unit – basic	$0.47	$0.36	$0.86	$0.72